Exhibit 10.1

Distribution Agreement

This Distribution Agreement (hereinafter the “Agreement”) is entered into as of the Effective Date between Distributor and BAM. Distributor and BAM shall be individually referred to as “Party” and collectively referred to as “Parties.” The Terms Rider attached hereto is incorporated into the Agreement.

Recitals

WHEREAS BAM is an agricultural biotechnology company focused on commercializing Intellectual Property (including but not limited to formulas, formulations, processes) designed to improve plant growth, nutrition and to develop sustainable agriculture and has created proprietary formulas available for sale, the initial formula being BAM-FX, (collectively, the “Products”); and

WHEREAS Distributor has the means and contacts to distribute the Products and is skilled in executing and performing this Agreement; and

WHEREAS the Parties desire to enter into this Agreement in connection with Distributor’s purchase and distribution of Products.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained on the part of each of the Parties hereto to be kept, observed and performed, and for such other good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereto covenant and agree as follows:

1.       Definitions.

(a)                Intellectual Property Rights” means all intellectual property and industrial property rights comprising or relating to/of the following: (a) patents; (b) trademarks; (c) internet domain names, whether or not trademarks, registered by any authorized private registrar or governmental authority, web addresses, web pages, website and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) trade secrets; and (f) all other intellectual property and industrial property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the laws of any jurisdiction throughout in any part of the world.

(b)               “Purchase Order” shall mean a contract between the Parties for the shipment of Product to Distributor for sale of Product in the Territory;

(c)                “Contractual Year” shall mean a twelve month period starting from the Effective Date or any one year period starting from any subsequent anniversary of the Effective Date during the effective term of this Agreement;

(d)               “Customer” means a commercial grower of any Vertical that has acquired a Product through the sales efforts of Distributor under this Agreement as determined by BAM in its reasonable discretion. Customer does not include any retail purchaser of Products;

(e)                “Distributor of Products” means a purchaser that acquires Product from BAM, maintains its own inventory and resells Product to Customers;

(f)                “Protocols” means the manner in which Product is applied to Verticals, encompassing the concentration, dosage, frequency and manner of application.

2.        Appointment of Distributor. BAM hereby appoints Distributor, and Distributor accepts such appointment, to act as an exclusive independent Distributor of Products to Customers in the Territory during the Term, solely in accordance with the terms and conditions of this Agreement. Distributor shall satisfy the Minimum Volume Requirement. BAM shall not solicit or promote the selling of Products to any Customers in the territory or grant any resell rights any other third parties to sell Products in the Territory. However, if BAM has a pre-existing relationship with Existing Customers in the Territory, BAM shall be permitted to continue to sell Product directly to Existing Customers. Distributor shall use its best efforts to sell and distribute the Products to the Customers in the Territory to the extent permitted by law. Distributor shall honor the terms of the Prohibition.

3.       Term. This Agreement shall be in full force and effect beginning as of the Effective Date and continuing for a period of Initial Term years. Thereafter, this Agreement shall be automatically renewed for one additional Subsequent Term year period, unless otherwise terminated in accordance with Section 11 or upon formal notice of resignation provided by Distributor on or before 60 (sixty) days prior to the end of the Term of this Agreement.

4.       Minimum Volume Requirements. Minimum Volume Requirements will be agreed upon between the parties in writing.

5.       Pricing. BAM-FX shall initially be priced at the Initial Price. Pricing is subject to Changes in common agreements between BAM and the Distributor

6.       Delivery. Delivery shall constitute acceptance of the Products by Distributor.

7.       Payment. Distributor agrees to comply with the Payment Terms.

8.       Protocols. BAM has developed Protocols for use of Products on the Verticals, which are anticipated to change from time to time. BAM shall communicate to Distributor its recommended protocols and Distributor agrees that it shall instruct and sufficiently train all of its representatives and/ or employees such that shall all applications performed by Distributor are performed in strict compliance with applicable Protocols and Customers are properly instructed on applicable Protocols. Distributor understands that the failure to follow Protocols could result in damage to Verticals and the reputation of BAM and/ or the Products. BAM Agricultural Solutions, Inc commits to provide all the necessary support for the sales and marketing of its products as well as the necessary technical support required, to any and all commercial and public or private institutional partnerships for the distributor to achieve the best role and to get more market share in the territory of the Republic of Paraguay.

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9.      Intellectual Property and Materials. BAM owns and shall own any Intellectual Property Rights related to the Product. Distributor shall not infringe upon any of BAM’s Intellectual Property Rights. At reasonable request of Distributor, BAM will furnish Distributor with such information and data, as Distributor deems necessary in connection with the sales and distribution of the Products. All materials provided by BAM in relation to the Products (hereinafter the “Materials”) shall remain the property of BAM. All Materials provided by BAM that are in Distributor’s possession or control at termination or expiration of this Agreement shall be immediately returned to BAM at BAM’s cost or disposed of by Distributor. BAM hereby grants Distributor a royalty-free right to reproduce, translate, summarize or otherwise use all or part of the Materials provided by BAM hereunder for the sole purpose of selling and distributing the Products pursuant to this Agreement (“Modified Materials”); provided, however, that BAM shall review and approve all Modified Materials before use by Distributor in distributing the Products.The parties agree to carry out the commercial and technical development jointly as indicated on the paragraphs above, related to advertising expenses, announcements, fairs, exhibitions, seminars, trainings, which will be reviewed and approved jointly by the parties. In addition, the parties agree that expenses involving technical support, product development, research, analysis, promotion, testing and scientific assessments will be jointly agreed upon. Regarding the manuals, merchandising, marketing and technical materials, these will be provided by BAM Agricultural Solutions Inc... BAM will be responsible for the Trademark Registrations and Patents Registrations of its own products in the Republic of Paraguay as well as the regulations and certifications required by the Authorities of the Territory for the exclusive use of Mr. David Teixeira Do Amaral or any other natural or legal persons designated by him within the Territory.

10.     Foreign Corrupt Practices Act. The Distributor agrees to operate in strict compliance with the Foreign Corrupt Practices Act, as amended (FCPA). This is one of the material terms of this Agreement.

11.    Termination. A Party may terminate this Agreement unilaterally without any responsibility given notification to the other Party within 90 business days in advance to the other Party.

Obligations upon Termination. Distributor shall remain obligated to pay to BAM any amount outstanding for Orders received prior to termination pursuant to the terms of Section 7, if this Agreement is terminated.

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12.     Indemnification, Representations, and Warranties.

(g)               BAM’s Warranty. BAM represents and warrants to Distributor: (i) the Products will meet the specifications issued by BAM; (ii) the Products will be free from any defects in design, material and workmanship; and (iii) the Products as well as the sale, distribution or any other use thereof will be free from any claim of infringement of patent or any other intellectual property right of any third party. Any other condition or warranty as to the quality of the Products shall be agreed between the Parties in writing. If any Products do not meet the specifications and are rejected by Distributor or Customer after those Products were delivered to Distributor or Customer, Distributor shall give a written notice of rejection to BAM. Then BAM, after giving its approval and shipping instructions, shall replace those Products at BAM’s expense, or credit to Distributor the purchase price for those Products and any other incidental costs which may include proven freight insurance, storage and importation costs.

(h)               BAM’s Indemnification. BAM agrees to indemnify, protect, hold harmless and defend Distributor and its officers, directors, shareholders, agents, and employees from and against any and all claims, suits, loss, liability, expense and damage, including costs of suit and reasonable attorneys’ fees, arising from any claim in connection with or arising out of or in any way related to the (i) any failure of BAM or any employee of BAM to comply with the terms of this Agreement; (ii) any breach of a warranty or representation made by BAM under this Agreement; (iii) the nature of the Products or BAM’s negligence with regard to any problems or deficiencies arising in respect of or relating to the Products; or (iv) any negligent, intentional, or fraudulent act of BAM or any employee of BAM.

(c)                Distributor Warranty. Distributor represents and warrants to BAM: (i) Distributor is incorporated and in good standing under the laws of its principal place of business; (ii) Distributor is authorized pursuant to its corporate charter to execute this Agreement; and (iii) Distributor is licensed to import, distribute and sell Product within the Territory as defined within this Agreement.

(d)                Distributor’s Indemnification. Distributor agrees to indemnify, protect, hold harmless and defend BAM and its officers, directors, shareholders, agents, and employees from and against any and all claims, suits, loss, liability, expense and damage, including costs of suit and reasonable attorneys’ fees, arising from any claim in connection with or arising out of or in any way related to (i) any failure of Distributor or any employee or agent of Distributor to comply with the terms of this Agreement; (ii) any breach of a warranty or representation made by Distributor under this Agreement; (iii) any representation made by Distributor or any employee or representative of Distributor to a third party that is specifically prohibited under the terms of this Agreement; or (iv) any negligent, intentional, or fraudulent act of Distributor or any employee or broker of Distributor. In addition, if a claim for which Distributor is obligated to provide indemnification is made, BAM shall be entitled to defense by counsel of BAM’s choice, to be paid for by Distributor upon presentation of reasonable legal bills or requests for retainer.

(e)                Impediments. The Parties respectively represent and warrant that they have the final right, power and authority to enter into this Agreement and to perform all obligations, that they are under no legal impediment which would prevent their entering into and performing this Agreement, and that they are financially capable of performing their obligations.

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13.     Specific Performance. In the event of any action by a Party that in the other Party’s sole discretion creates an actual or threatened breach of this Agreement, the other Party’s remedies shall include specific performance in addition to any and all remedies at law or in equity.

14.     Change of Control. No change of control of Distributor shall be allowed absent the consent of BAM, which shall not be unreasonably withheld.

15.     Resolution of Disputes.

(a)                Governing Law, Forum. For all purposes related to the addresses stated in this contract, parties constitute special domicile in the locations indicated in this Agreement where all judicial or extrajudicial communications and notifications shall be valid. Any and all subsequent domicile changes must be communicated in a reliable manner to the other parties otherwise shall be fully effective like as if they had been made personally among parties. Additionally, this instrument is subject to the Laws of the Republic of Paraguay and it is irrevocable, obligating the contracting parties as well as their heirs, successors and legatees at any title for all legal purposes emerging from this commitment to submit under the jurisdiction of the Ordinary Courts of Ciudad del Este expressly waiving other jurisdiction for more rights they may have.

(b)               Attorney Fees. If any dispute between BAM and Distributor should result in litigation, the prevailing Party in such dispute shall be entitled to recover from the other Party all reasonable fees, costs and expenses of enforcing any right of the prevailing Party, including without limitation, reasonable attorneys’ fees and expenses, all of which shall be deemed to have accrued upon the commencement of such action.

16.     Notices. All notices and other communication required or permitted under this Agreement shall be in writing and given by personal delivery or first class mail, postage prepaid, or electronically to each Party to the address as provided in the Terms Rider.

17.     Independent Contractor

The Parties hereto shall act in all matters pertaining to this Agreement as an independent contractor. Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the Parties hereto. This Agreement shall not be construed to authorize either Party hereto to act as agent of the other Party or to authorize either Party to assume or create any obligations on behalf of the other Party.

18.     Confidential Information

(a)                All information previously acquired or acquired by the Distributor (such term of purposes of this section 18 to include all affiliates of the Distributor) or any affiliate thereof, during the term of this Agreement, relating directly or indirectly to the present or potential business, operations, corporate or financial situation of BAM, or to know-how, improvements, patents, data, test results, techniques, processes, procedures, raw materials, dealer, supplier and customer lists, capitalization and financial information is confidential and shall be held in trust by the Distributor for the exclusive benefit of BAM. The Distributor and its affiliates shall not use such information except for appropriate purposes under this Agreement. Confidential information shall be immediately returned to BAM upon its request, along with any copies, reproductions, digests, abstracts or the like of all or any part thereof in the possession or under the control of the Distributor or any of its affiliates and any computer entries or the like relating thereto shall be destroyed. The obligation of non-disclosure and non-use herein shall survive termination of this Agreement. This section 18 shall not apply with respect to any portion of BAM’s information that:

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a.	was already in the Distributor’s possession at the time of receipt by the Distributor, as evidenced by written documents predating the date of this Agreement or was developed by the Distributor;

b.	is public knowledge at the time of its disclosure to the Distributor by BAM, or becomes public knowledge after its disclosure to the Distributor by BAM, through no act or omission by the Distributor or on the Distributor’s behalf;

c.	is lawfully disclosed or made available to the Distributor by a third party having no obligation to BAM to maintain the confidentiality of such information; or

d.	is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the Distributor (but only to the extent so required) and following reasonable written notice by the Distributor to BAM of the requirement prior to disclosure.

19.     Entire Agreement

This Agreement constitutes the complete understanding between the Parties with respect to the subject matter hereof, and supersedes all prior discussions, communications, representations, promises and statements, whether between the Parties or between their affiliated corporations and their employees, agents and representatives are merged herein.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized representatives as of the Effective Date above

BAM Agricultural Solutions, Inc.		EXCLUSIVE DISTRIBUTOR IN
THE REPUBLIC OF PARAGUAY

/s/ Glenn Stinebaugh		/s/ Davi Teixeira Do Amaral

By:	Glenn Stinebaugh	By:	Davi Teixeira Do Amaral

Title:	President and CEO	Title:

Dated:	October 19, 2016	Dated:	October 18, 2016

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Terms Rider

1.	“BAM” means BAM Agricultural Solutions, Inc. a Florida Corporation, with principal business office at 190 NW Spanish River Blvd., Boca Raton, FL. 33431

2.	“Distributor” means Davi Teixeira Do Amaral, addressed at …………………………………………………………………………

3.	“Effective Date” means September 14, 2016

4.	“Existing Customers” ……………………………………

5.	“Initial Price” means ………………………………………………………………

6.	“Initial Terms” means 3 years

7.	“Minimum Volume Requirements” means the purchase of at least 74,000 gallons of Product representing 4% of the Total market in “Territory of Paraguay” during the first Contractual Year. Thereafter and for each subsequent Contractual Year, BAM shall set the Minimum Volume Requirement at is sole discretion, which shall not be more than 2% greater than the prior Contractual Year’s Minimum Volume Requirement or the prior, Contractual Year’s actual number of gallons purchased, whichever is greater, absent the consent of Distributor.

8.	“Payment Terms” means that pursuant to an executed Purchase Order, Distributor will pay the price of the product to BAM ……………………………………….. A late payment fee of two (2%) per cent every thirty days over the remaining due balance will be charged to the Distributor until paid in full or the maximum amount permitted by applicable law, whichever is lower.

9.	“Prohibition” Shall mean Distributor shall not sell Products to any Cannabis grower without the written authorization of BAM or N/A.

10.	“Subsequent Term” means Three Years

11.	“Territory” shall means the Republic of Paraguay

12.	“Vertical” shall mean all the Agriculture Products:

13.	“Collaboration for market entry” means the mutual collaboration between the parties to help introduce the product into the market, including any price adjustments necessary without actually harming the interests of each of the parties, as described in Article 5 of this Agreement and in Paragraph 5 of Terms Rider.

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